EXHIBIT 99.1

Name and Address of Reporting Person:

Joseph P. Landy

c/o Warburg Pincus LLC

466 Lexington Avenue

New York, NY 10017

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

09/19/2006

On September 19, 2006, 67,396 shares of the Issuer's Common Stock held by the Reporting Person were sold at prices ranging from $11.05 to $11.11 per share for an average selling price of $11.0717 per share.

Date   Qty     Price

9/19/2006   1600    $11.0500

9/19/2006  26000    $11.0600

9/19/2006  15500    $11.0700

9/19/2006  11600    $11.0800

9/19/2006   9296    $11.0900

9/19/2006   3200    $11.1000

9/19/2006    200    $11.1100